Exhibit 99.1

SEE Appoints Kevin Berryman to Board of Directors

CHARLOTTE, N.C., July 7, 2022 – SEE (NYSE: SEE) today announced the appointment of Kevin Berryman to its Board of Directors. Mr. Berryman will serve on the Audit Committee.
Mr. Berryman currently serves as the President and Chief Financial Officer at Jacobs (NYSE: J), a full spectrum professional services company including consulting, technical, scientific and project delivery for the government and private sector. In this role, he is responsible for all aspects of strategy and financial operations for the company.
Prior to Jacobs, Mr. Berryman served as Executive Vice President and Chief Financial Officer at International Flavors & Fragrances in addition to various leadership positions at Nestlé.
“My background in consumer-packaged goods and leadership experience in strategic, technology-forward and innovative solutions will help SEE’s transformation journey and drive elevated customer engagement. I am honored to join the SEE Board and look forward to contributing to the success of the company,” said Mr. Berryman.
Mr. Berryman holds a bachelor’s degree in economics from Occidental College and an MBA in finance from the University of California, Los Angeles.
“Kevin brings decades of experience to the SEE Board, and we are looking forward to leveraging his impressive financial acumen while accelerating SEE’s journey to a world-class digitally driven company, automating sustainable packaging solutions,” said Henry Keizer, SEE Board Chairman.
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About SEE

Sealed Air (NYSE: SEE) is in business to protect, solve critical packaging challenges, and make our world better than we find it. Our automated packaging solutions promote a safer, more resilient, and less wasteful global food supply chain, enable e-commerce, and protect goods transported worldwide.
Our globally recognized brands include CRYOVAC® brand food packaging, SEALED AIR® brand protective packaging, AUTOBAG® brand automated systems, BUBBLE WRAP® brand packaging, SEE Automation™ solutions and prismiq™ brand smart packaging and digital printing.
The SEE Operating Model, together with our industry-leading expertise in materials, engineering and technology, create value through more sustainable, automated, and digitally connected packaging solutions.
We are leading the packaging industry in creating a more environmentally, socially, and economically sustainable future and have pledged to design or advance 100% of our packaging materials to be recyclable or reusable by 2025, with a bolder goal to reach net-zero carbon emissions in our global operations by 2040. Our Global Impact Report highlights how we are shaping the future of the packaging industry. We are committed to a diverse workforce and caring, inclusive culture through our 2025 Diversity, Equity and Inclusion pledge.
SEE generated $5.5 billion in sales in 2021 and has approximately 16,500 employees who serve customers in 114 countries/territories. To learn more, visit sealedair.com.
Company Contacts

Investors
Brian Sullivan
Brian.c.sullivan@sealedair.com
704.503.8841

Louise Lagache
Louise.lagache@sealedair.com
704.503.8841

Media
Christina Griffin
Christina.griffin@sealedair.com
704.430.5742
Sealed Air | 2415 Cascade Pointe Blvd. | Charlotte, NC 28208